Exhibit 99.1

Chinook Therapeutics Announces Appointment of Dr. Mahesh Krishnan to its Board of Directors

SEATTLE March 21, 2022 – Chinook Therapeutics, Inc. (NASDAQ: KDNY), a biopharmaceutical company focused on the discovery, development and commercialization of precision medicines for kidney diseases, today announced the appointment of Mahesh Krishnan, M.D., M.P.H., M.B.A., FASN to its Board of Directors. Dr. Krishnan, who currently serves as group vice president of research and development at DaVita Inc., brings more than 20 years of practicing nephrology and industry experience to Chinook.

“We are pleased to welcome Mahesh to our board as we continue to advance our diversified pipeline of programs for rare, severe chronic kidney diseases,” said Eric Dobmeier, president and chief executive officer of Chinook Therapeutics. “Mahesh’s demonstrated medical, commercial and policy experience in nephrology will be a valuable addition to Chinook as we advance our lead programs through late-stage clinical development towards approval and commercial launch.”

In his current role, Dr. Krishnan is responsible for strategic partnerships in technology and research and development at DaVita, as well as medical policy in Washington, D.C. Previously, Dr. Krishnan served as DaVita’s first international chief medical officer in which he oversaw its growth in 10 countries. Dr. Krishnan is an expert on quality measurement and data systems in dialysis and in the past, guided the policy and implementation of the ESRD bundle, one of Medicare’s first value-based purchasing programs. He has a passion for service design to improve the quality, efficiency and effectiveness of healthcare delivery. Prior to joining DaVita, Dr. Krishnan was at Amgen, where he served as medical director for Epogen®, head of global health economics and outcomes research for nephrology and medical policy lead for all domestic Amgen products. Before Amgen, Dr. Krishnan was a practicing nephrologist in Northern Virginia. He has served on editorial boards, has written two books and has more than 60 peer-reviewed publications. Dr. Krishnan earned his medical degree from The Jefferson Medical College at Thomas Jefferson University. He holds an M.P.H. from Johns Hopkins University and an M.B.A. in medical services management at the Johns Hopkins Carey School of Business.

“I am excited to join Chinook’s board to help advance its mission of developing precision medicines for kidney diseases,” said Dr. Krishnan. “The company is a leader in the kidney disease space with emerging best-in-class programs and a strong balance sheet, and I look forward to collaborating with the board and leadership team on the company’s next phase of growth and development.”

About Chinook Therapeutics, Inc.

Chinook Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing precision medicines for kidney diseases. Chinook’s product candidates are being investigated in rare, severe chronic kidney disorders with opportunities for well-defined clinical pathways. Chinook’s lead program is atrasentan, a phase 3 endothelin receptor antagonist for the treatment of IgA nephropathy and other proteinuric glomerular diseases. BION-1301, an anti-APRIL monoclonal antibody is being evaluated in a phase 1/2 trial for IgA nephropathy. In addition, Chinook is advancing CHK-336, an oral small molecule LDHA inhibitor for the treatment of primary hyperoxaluria, as well as research programs for other rare, severe chronic kidney diseases. Chinook is building its pipeline by leveraging insights in kidney single cell RNA sequencing, human-derived organoids and new translational models, to discover and develop therapeutics with differentiating mechanisms of action against key kidney disease pathways. To learn more, visit www.chinooktx.com.

Cautionary Note on Forward-Looking Statements

Certain of the statements made in this press release are forward looking, including those relating to Chinook’s business, future operations, advancement of its product candidates and product pipeline, clinical development of its product candidates, including expectations regarding the advancement of its products and the timing of initiation and results of clinical trials. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our ability to develop and commercialize our product candidates, including initiation of clinical trials of our existing product candidates or those developed as part of the Evotec collaboration, whether results of early clinical trials or preclinical studies will be indicative of the results of future trials, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that may be more advanced or have greater resources than we do, our ability to obtain and adequately protect intellectual property rights for our product candidates and the effects of COVID-19 on our clinical programs and business operations. Many of these risks are described in greater detail in our filings with the SEC. Any forward-looking statements in this press release speak only as of the date of this press release. Chinook assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact:

Noopur Liffick

Vice President, Investor Relations & Corporate Communications

investors@chinooktx.com

media@chinooktx.com